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                      FORM 11-K EXHIBIT 23



               CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statement on Form S-8 of U. S. Trust Corporation (File No. 33-62371) pertaining to the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies, of our report dated June 21, 1996 on our audits of the financial statements of the 401(k) Plan and ESOP of United States Trust Company of New York and Affiliated Companies as of December 31, 1995 and 1994 and the years then ended, which report is included in this Annual Report on Form 11-K.




                                   COOPERS & LYBRAND L.L.P.



New York, New York
June 28, 1996

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